SOUTHWESTERN ENERGY COMPANY 2013 INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this _____ day of ________, ____ (the “Award Date”) granted to ____________ (the “Participant”) a Restricted Stock Award  with respect to shares of Southwestern’s Common Stock ($.01 par value) (the “Award”).  This Award is subject to the terms of this Restricted Stock Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2013 Incentive Plan (as amended May 17, 2016 and May 23, 2017) (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan.

Acceptance of Terms and Conditions.  By acknowledging and accepting this Award, you agree to be bound by the terms and conditions of this Agreement, the Plan (including without limitation, Section 12 of the Plan), and all conditions established by Southwestern in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any Subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in the shares of Restricted Stock described in this Agreement, you must accept this Award. If you fail to accept this Award prior to the date on which the Award vests under this Agreement, the Award will be cancelled and forfeited.

Grant.  Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, effective as of the Award Date, Southwestern hereby grants the Participant _________ shares of Restricted Stock each with the following Fair Market Value on the Award Date of $______.

Vesting.  Except as otherwise provided in Sections 5 and 6 of this Agreement, the shares of Restricted Stock will fully vest, and all restrictions thereon shall lapse, on the earlier of (i) the first anniversary of the Award Date, or (ii) the next annual meeting of stockholders following the Award Date, subject to the Participant’s continued service on the Board of Directors of Southwestern (the “Board”).

Delivery.  Each share of Restricted Stock shall be held in custody by Southwestern or its transfer agent as custodian until all restrictions have lapsed.  Promptly following the date  on which the award vests, subject to the Participant’s compliance with Section 9 hereof, Southwestern shall cause a number of shares of Common Stock equal to the number of shares of vested Restricted Stock to be delivered to the Participant’s Equity Account.

Discontinuance of Participant’s Term.

(a) Death or Disability.  If the term of the Participant’s membership on the Board expires or is discontinued as a result of the Participant’s death or Disability, all unvested shares of Restricted Stock held by such Participant on the date of the expiration or discontinuance of such Participant’s membership on the Board shall become fully vested and all restrictions thereon shall lapse.

(b) Other Expiration or Discontinuation of Participant’s Term on the Board.  If the term of the Participant’s membership on the Board expires or is discontinued as a result of  Participant’s resignation as a Director, a portion of the unvested shares of Restricted Stock shall vest on the date of such resignation and the remaining unvested shares of Restricted Stock shall be forfeited on the date of such resignation, without any payment of consideration by the Company to the Participant. In the event of such resignation, the number of unvested shares of Restricted Stock which shall vest will be equal to the product of (i) the total number of shares of Restricted Stock granted pursuant to this Agreement and (ii) a fraction, the numerator of which is the total number of days that have elapsed between the Award Date and the date such Participant’s resignation and the denominator of which is 365.

Change in Control.  Upon a Change in Control, all outstanding unvested shares of Restricted Stock then held by the Participant under this Award shall fully vest and all restrictions shall lapse.

Limitations on Transfer.  Prior to vesting of a share of Restricted Stock, such share of Restricted Stock may not be transferred, encumbered or disposed of by the Participant under any circumstances or in any way and any transfer of the Participant’s rights with respect to such share of Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, will result in the cancellation and forfeiture of this Award and all rights relating thereto, and the transfer shall be of no force or effect.

Responsibility for Taxes.  The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the receipt or vesting of this Award or delivery of the shares of Common Stock underlying this Award, in accordance with Section 16 of the Plan.

Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement the terms of the Plan, as interpreted by the Committee, shall govern.

Section 83(b) Election. The Participant may file a Section 83(b) election with the Internal Revenue Service within thirty (30) days of the date hereof, electing thereby to be taxed on the Fair Market Value of the shares of Restricted Stock as of the Award Date.  Absent such an election, ordinary income will be measured and recognized by the Participant as of the date on which the Award vests.  If the Participant makes a Section 83(b) election and later forfeits any unvested shares of Restricted Stock upon the expiration or discontinuance of such Participant’s membership on the Board pursuant to Section 5 hereof, the Participant could suffer adverse tax consequences.  The Participant is strongly encouraged to seek the advice of his or her own tax consultants in connection with this Award and the advisability of filing of an election under Section 83(b) of the Internal Revenue Code. The Participant is solely responsible for filing the election under Section 83(b) of the Internal Revenue Code, even if the Participant requests Southwestern make this filing on his or her behalf.

Voting Rights.  The terms and conditions of this Agreement and the Plan, including the risk of forfeiture and restrictions on transfer prior to vesting, will not affect the right of the Participant to exercise his or her voting rights in respect of the shares of Restricted Stock granted under this Agreement.

Consent to Transfer Personal Data. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Company holds certain personal information about the Participant for the purpose of managing and administering the Plan (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired or received pursuant to the Plan.

Confidentiality. The Participant agrees not to disclose the existence or terms of this Award to any third parties with the exception of the Participant’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

Failure to Comply; Recoupment.

In addition to the remedies provided for in the Plan, if the Participant fails to comply with any of the terms and conditions of the Plan or this Agreement, unless such failure is remedied within ten (10) days after the Participant is notified of such failure by the Committee, such failure to comply shall be grounds for the cancellation and forfeiture of this Award, in whole or in part, as the Committee may determine.

(c) Notwithstanding anything herein to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan, including any benefits the Participant may receive in connection with the grant or vesting of shares of Restricted Stock pursuant to this Agreement.

Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof.  The Committee may amend, modify or terminate this Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.

Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

Electronic Delivery and Acceptance.  Southwestern may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Participant to accept this Award or any future Award by electronic means.

The Participant hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern or a third party designated by Southwestern.

Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Waiver.  The waiver by the Company with respect to your compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

Participant Acknowledgment.  By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement and the Plan as the same may be amended from time to time.

IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the ______ day of _________, ____.

ATTEST:SOUTHWESTERN ENERGY COMPANY

By:  _____________________________By:  _______________________________

On this ____ day of ________, _____, the undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

Southwestern Energy Company

CORPORATE

SEAL

2006

DELAWARE

*

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